Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to The Princeton Review, Inc. Stock Option Grant and Agreement with Michael J. Perik, The Princeton Review, Inc. Stock Option Grant and Agreement with Stephen Richards and The Princeton Review, Inc. 2000 Stock Incentive Plan, of our report dated March 30, 2007 (except for Notes 2, 14 and 18, as to which is March 17, 2008), with respect to the consolidated financial statements of The Princeton Review, Inc. included it its Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
New York, NY
March 27, 2008

8